Exhibit 99.1

Imperial Releases Energy and Carbon Summary

●	Greenhouse gas emissions intensity from operated oil sands reduced by 20 percent between 2013 and 2017
●	Plans to reduce oil sands greenhouse gas emissions intensity by 10 percent over the next five years
●	$2.1 billion invested in research and development over the last 20 years

Calgary, AB – April 25, 2019 – Imperial today released its Energy and Carbon Summary: Positioning for a Lower-Carbon Future. The report outlines Imperial’s commitments to addressing the risks of climate change, while providing energy solutions that enable global economic progress in an environmentally responsible way.

Between 2013 and 2017, Imperial reduced the intensity of greenhouse gas emissions from its operated oil sands by 20 percent, and plans to reduce greenhouse gas emissions intensity of these oil sands facilities by 10 percent over the next five years, compared to 2016 levels.

“With billions of people expected to join the middle class by 2040, our role is to deliver reliable, affordable energy to support enhanced living standards while reducing environmental impact,” said Rich Kruger, chairman, president and chief executive officer of Imperial. “We are taking action by reducing the intensity of our greenhouse gas emissions and supporting research that leads to technology breakthroughs.”

Imperial has invested more than $2.1 billion in research and development over the past 20 years. Its suite of next-generation in situ oil sands technologies, currently in varying stages of development, could enable greenhouse gas emissions intensity reductions for new production between about 25 and 90 percent.

Canada has the opportunity to be a responsible, long-term energy provider to people worldwide, and Imperial’s commitment to research has positioned the company well for the dual challenge of providing reliable, affordable, responsible energy in a lower carbon future.

The summary is guided by the Financial Stability Board’s Task Force on Climate-related Financial Disclosures (TCFD) framework and supplements the company’s financial disclosures and evolving sustainability reporting. For more information on the Energy and Carbon Summary, please visit www.imperialoil.ca/ecs.

For further information:

Investor Relations	Media Relations

(587) 476-4743	(587) 476-7010

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

Cautionary statement: Statements of future events or conditions in this release, including projections, targets, and estimates are forward-looking statements. Disclosure related to planned reductions to greenhouse gas emissions intensity; research and new technology and their impact on greenhouse gas emissions intensity reductions; and company positioning in a lower carbon future constitute forward-looking statements. Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; the amount and timing of emission reductions; the impact of new technologies; receipt of regulatory approvals; project plans, dates, costs and capacities; production rates; capital efficiencies and cost-savings; and capital and environmental expenditures could differ materially depending on a number of factors. These factors include changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events, including changes in law or government policy; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; the receipt, in a timely manner, of regulatory and third-party approvals; project management and schedules; availability and allocation of capital; response to technological developments; unanticipated operational disruptions; and other factors described in Item 1A of Imperial’s most recent Form 10-K.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.